Exhibit 99.1

Versartis Reports First Quarter 2016 Financial Results

Menlo Park, Calif., April, 28 2016 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today announced financial results for the first quarter ended March 31, 2016.

“We had a positive start to 2016 and expect this momentum to continue to build throughout the year,” said Jay Shepard, Chief Executive Officer. “Specifically, our two-year data in children with GHD were selected for two late-breaker presentations at ENDO, a preeminent conference in endocrinology. These presentations included details on the long-term safety of our product and showed that second year height velocity with somavaratan was similar to children treated with daily therapy in the U.S. Patient adherence to the twice-monthly dosing regimen was excellent, highlighting the potential benefits of less frequent dosing on convenience and efficacy. Additionally, we recently appointed Dr. Colin Hislop as our Chief Medical Officer. Colin has a tremendous amount of experience in biotech product development and will play an important role as we complete the late stage development of somavaratan and seek approval from the FDA and other global regulatory authorities.”

Mr. Shepard continued, “We have a lot to be excited about as we head into the remainder of the year. Within our pediatric trials, we expect to complete enrollment of our VELOCITY Phase 3 U.S. trial in mid-2016, and are looking forward to the transition of our Japanese trial from Phase 2 to Phase 3. We believe there is also a significant, untapped opportunity among adult patients and that a less burdensome treatment option could help to expand this market. We look forward to providing further updates throughout the year as we reach these important milestones.”

Recent Corporate Highlights & Milestones

•

Data from the ongoing Extension Study of somavaratan in pediatric GHD patients were featured in two late-breaker presentations at Endocrine Society’s 98th annual meeting (ENDO 2016), a leading global meeting for endocrinology.

o	Confirmatory Year Two data demonstrated safety and height velocity in line with historical data for daily rhGH therapy in the U.S.
o	Adherence to a twice-monthly dosing regimen over 18-months of at-home dosing was greater than 99%, whereas non-compliance with daily injections has been reported in up to 66% of children with GHD.
•

Enhanced the management team with the appointment of Chief Medical Officer, Colin Hislop, M.D., an experienced drug development clinician with over 27 years of experience throughout the product development process, including supporting of regulatory strategies and initial marketing approvals.

Anticipated Milestones and Other Key Events

•	Completion of enrollment in Phase 3 VELOCITY trial by mid-2016, placing the Company on target for top-line data by mid-2017.
•	Transition of J14VR5 Japanese trial of somavaratan in GHD children from Phase 2 to Phase 3 during 2016.
•	Top-line data on VITAL, the Phase 2 trial in Adult Growth Hormone Deficiency, in Q3 2016.

First Quarter 2016 Financial Results

For the first quarter ended March 31, 2016, Versartis reported a net loss of approximately $24.2 million, or $0.82 per share, basic and diluted, compared to a net loss for the quarter ended March 31, 2015 of $22.0 million, or $0.79 per share, basic and diluted.

Total operating expenses for the quarter ended March 31, 2016 were $24.1 million compared to $22.3 million for the quarter ended March 31, 2015.

Research and development (R&D) expenses for the quarter ended March 31, 2016 were $18.2 million, compared to $17.1 million for the quarter ended March 31, 2015. The increase in R&D expenses was primarily due to an increase in manufacturing and clinical costs to support our ongoing Phase 2 and 3 clinical trials for somavaratan, including our Phase 3 VELOCITY pediatric trial, our Phase 2 VITAL adult trial, and our Phase 2/3 pediatric GHD trial in Japan.

General and administrative (G&A) expenses were $5.9 million for the quarter ended March 31, 2016, compared to $5.2 million for the quarter ended March 31, 2015. The increase in G&A expenses was primarily due to additional fees related to consulting and professional services as we support our continued growth.

Total operating expenses for the quarter ended March 31, 2016 include non-cash stock-based compensation expense of $2.4 million compared to $2.0 million of non-cash stock-based compensation expense for the quarter ended March 31, 2015.

Cash and cash equivalents were $160.9 million as of March 31, 2016

About Versartis, Inc.

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing somavaratan (VRS-317), a novel, long-acting form of recombinant human growth hormone in late-stage clinical trials for the treatment of GHD in children and adults. Somavaratan is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. Versartis' clinical trials can be found at www.versartistrials.com. For more information on Versartis, visit www.versartis.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of somavaratan. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on somavaratan; somavaratan being a new molecular entity; the risk that somavaratan may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that somavaratan may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing somavaratan; if somavaratan is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts:

Corporate & Investors:

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors:

Nick Laudico/David Burke

The Ruth Group

(646) 536-7030/7009

nlaudico@theruthgroup.com

dburke@theruthgroup.com

Versartis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Operating expenses
Research and development	$ 18,191	$ 17,100
General and administrative	5,915	5,181
Total operating expenses	24,106	22,281
Loss from operations	(24,106)	(22,281)
Interest income	105	49
Other income (expense), net	(230)	226
Net loss	(24,231)	(22,006)
Net loss per share- basic and diluted	$ (0.82)	$ (0.79)
Weighted-average common shares used to compute basic and diluted net loss per share	29,422	27,810

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$ 160,933	$ 182,069
Other assets	3,618	3,258
Total assets	$ 164,551	$ 185,327
Liabilities and stockholders' equity:
Liabilities	$ 9,848	$ 8,827
Total stockholders' equity	154,703	176,500
Total liabilities and stockholders’ equity	$ 164,551	$ 185,327